AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 2005
                                                REGISTRATION NO. _______________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                   International Sports and Media Group, Inc.
--------------------------------------------------------------------------------
     (Exact  name  of  Registrant  as  specified  in  its  charter)

           Nevada                                                     88-0350156
--------------------------------------------------------------------------------
(State  or  other  jurisdiction  of                               (IRS  Employer
incorporation  or  organization)                            Identification  No.)


              11301 Olympic Blvd., Suite 680, Los Angeles, CA 90064
              -----------------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code)

                  2005 Non-Qualified Stock & Stock Option Plan
                  --------------------------------------------
                             (Full title of the plan)

                                   Rite, Inc.
                            1905 South Eastern Avenue
                               Las Vegas, NV 89104
--------------------------------------------------------------------------------
                    (Name and address of agent for service)


                                        1

                                 (702) 641-7557
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)




CALCULATION  OF  REGISTRATION  FEE


                               PROPOSED          PROPOSED
                               AMOUNT OF         MAXIMUM           MAXIMUM             AMOUNT OF
TITLE OF SECURITIES . . . . .  SHARES            OFFERING          AGGREGATE           REGISTRATION
TO BE REGISTERED. . . . . . .  TO BE REGISTERED  PRICE PER SHARE   OFFERING PRICE(1)   FEE
-----------------------------  ----------------  ----------------  ------------------  -------------

Common stock, $.001 par value        20,000,000  $            .02             400,000  $       47.08
-----------------------------  ----------------  ----------------  ------------------  -------------

TOTALS. . . . . . . . . . . .        20,000,000                               400,000  $       47.08


(1)     This  calculation  is  made  solely  for  the  purposes  of determining the registration fee pursuant  to  the  provisions  of  Rule  457(c) under the Securities Act of 1933, as amended, and is calculated  on  the  basis  of  the average of the high and low prices per share of the common stock reported  on  the OTC Bulletin Board as of March 23, 2005, a date within five business days prior to the  filing  of  this  registration  statement.

                                   PROSPECTUS

                   International Sports and Media Group, Inc.
                        20,000,000 Shares of Common Stock

     This prospectus relates to the offer and sale by International Sports and Media, Inc., a Nevada corporation ("ISME"), of shares of its $.001 par value per share common stock to certain employees, officers, directors and consultants (the "Consultants") pursuant to the 2005 Non-Qualified Stock & Stock Option Plan (the "Plan"). Pursuant to the Plan, ISME is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the Consultants, an aggregate of 20,000,000 shares of common stock.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of ISME within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. ISME is registering
10,000,000 shares hereunder for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of ISME or anyone of its subsidiaries. An "affiliate" of ISME is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of ISME in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "ISME." On March 23, 2005, the closing price for the common stock was $.02 per share.


These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

                  The date of this prospectus is March 21, 2005

     This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by ISME with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: International Sports and Media, Inc., 11301 Olympic Blvd., Suite 680, Los Angeles, CA 90064. ISME's telephone number is (310) 445-2599. ISME is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by ISME under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

                                        2

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by ISME. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of ISME since the date hereof.


                                TABLE OF CONTENTS


INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS                     3

Item  1.  The  Plan  Information                                               3

Item  2.  Registrant  Information  and  Employee  Plan  Annual Information     4

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT                        4

Item  3.  Incorporation  of  Documents  by  Reference                          4

Item  4.  Description  of  Securities                                          4

Item  5.  Interests  of  Named  Experts  and  Counsel                          4

Item  6.  Indemnification  of  Directors  and  Officers                        5

Item  7.  Exemption  from  Registration  Claimed                               5

Item  8.  Exhibits                                                             5

Item  9.  Undertakings                                                         6

SIGNATURES                                                                     6


                                     PART 1

                    INFORMATION REQUIRED IN THE SECTION 10(A)

                                   PROSPECTUS

Item  1.          The  Plan  Information.

The  Company

ISME has its principal executive offices at 11301 Olympic Blvd., Suite 680, Los Angeles, CA 90064. ISME's telephone number is (310) 445-2599.

Purpose

ISME will issue common stock to certain employees, officers, directors and consultants (the "Consultants") pursuant to the 2005 Non-Qualified Stock & Stock Option Plan (the "Plan") which has been approved by the Board of Directors of ISME. The Plan is intended to provide a method whereby ISME may be stimulated by the personal involvement of the Consultants in ISME's future prosperity, thereby advancing the interests of ISME, and all of its shareholders. A copy of the Plan has been filed as an exhibit to this registration statement.

Common  Stock

The Board has authorized the issuance of up to 20,000,000 shares of the common stock to the Consultants upon effectiveness of this registration statement.

No  Restrictions  on  Transfer

The Consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax  Treatment  to  the  Consultants





                                        3

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the Consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The Consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax  Treatment  to  the  Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by ISME for federal income tax purposes in the taxable year of ISME during which the recipient recognizes income.

Restrictions  on  Resales

In the event that an affiliate of ISME acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to ISME. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. ISME has agreed that for the purpose of any "profit" computation under Section 16(b) of the Exchange Act, the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item  2.  Registrant  Information  and  Employee  Plan  Annual  Information

The documents incorporated by reference in Item 3 of Part II of the Form S-8, and any other documents required to be delivered pursuant to Rule 428(b), promulgated under the Securities Act, are available from the company, without charge, upon written or oral request. Requests for documents should be directed to the CEO of the company at 11301 Olympic Blvd., Suite 680, Los Angeles, CA 90064. The documents incorporated by reference in Item 3 of Part II of the Form S-8 are also incorporated in this Prospectus by reference thereto.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.          Incorporation  of  Documents  by  Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by International Sports and Media Group, Inc., a Nevada corporation (the "Company"), are incorporated herein by reference:

     (a) The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the Securities and Exchange Commission;

     (b) The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2003;

     (c) The description of the Company's common stock contained in its Form 10-SB filed September 30, 1999 (File No. 00027487), including any amendment or report filed for the purpose of updating such description.

     (d) All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item  4.          Description  of  Securities.

Not  applicable.

Item  5.          Interests  of  Named  Experts  and  Counsel.

                                        4

Weed & Co. LLP has rendered an opinion on the validity of the securities being registered. Mr. Richard O. Weed, managing partner of Weed & Co. LLP, owns 2,000,000 restricted shares of the company's common stock and an option to purchase 2,000,000 shares of the company's common stock at an exercise price of $.05 per share. These options expire December 31, 2010. Mr. Weed will also receive an additional 1,000,000 shares of common stock in connection with this offering.

Item  6.          Indemnification  of  Directors  and  Officers

The company's officers and directors are indemnified as provided by the Nevada Revised Statutes and the company's bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation, the Bylaws or by Agreement. The Articles of Incorporation do not specifically limit the directors' liability; however the Bylaws specify the extent and nature of any liability of directors, as detailed below. There are currently no agreements in effect, which would limit such liability. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

International Sports and Media Group, Inc.'s bylaws provide that the company will indemnify the directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the company may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that International Sports and Media Group shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in International Sports and Media Group's sole discretion, pursuant to the powers vested us under Nevada law or
(d)  is  required  to  be  made  pursuant  to  the  bylaws.

The company's bylaws provide that the company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

The company's bylaws provide that no advance shall be made by it to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of International Sports and Media Group.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item  7.          Exemption  from  Registration  Claimed.

     Not  applicable.

Item  8.     Exhibits.

     (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

          Exhibit  No.    Title
          ------------    -----

          5               Opinion  of  Weed  &  Co.  LLP

                                        5

          10.1            2005  Non-Qualified  Stock  &  Stock  Option  Plan

          23.1            Consent  of  Weed  &  Co.  LLP  (included  in  Exhibit
                          5)

          23.2            Consent  of  HJ  Associates  &  Consultants  LLP

Item  9.          Undertakings.

     The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (I) include any prospectus required by Section 10(a)(3) of the Securities Act;


     (II) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

     (III) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if registration statement is on Form S-3, Form S-8 or Form F-3, and the information required [or] to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 21, 2005.

                      INTERNATIONAL  SPORTS  AND
                      MEDIA  GROUP
                      (Registrant)

                                        6

                      /s/  Gordon  F.  Lee
                      --------------------
                      Gordon  F.  Lee
                      Chairman  and  Chief  Executive  Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.





SIGNATURES . . .  TITLE                                            DATE
----------------  -----------------------------------------------  --------------

/s/Gordon F. Lee
----------------
Gordon F. Lee. .  Chief Executive Officer & Chairman               March 21, 2005
----------------  -----------------------------------------------  --------------
/s/Yan Skwara
----------------
Yan Skwara . . .  President, Chief Financial Officer (Controller)  March 21, 2005
/s/Lonn Paul
----------------
Lonn Paul. . . .  Secretary, Director                              March 21, 2005

                                        7